                    Proxy Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

File by the Registrant  [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

_____      Preliminary Proxy Statement
__x__      Definitive Proxy Statement
_____      Definitive Additional Materials
_____      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 14a-12

                             WILLIAMS CONTROLS, INC.
                (Name of Registrant as Specified In Its Charter)

                                 Dale J. Nelson
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate Box:)

__x__  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
       $500 per each party to the controversy pursuant to Exchange Act Rule _____ 14a-6(i)(4) and O-11.
_____  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

       (1) Title of each class of securities to which transaction  applies:  N/A
       (2) Aggregate number of securities to which transaction applies:  N/A
       (3) Per unit  price or other  underlying  value of  transaction  computed
           pursuant to Exchange Act Rule O-11:1   N/A
       (4) Proposed maximum aggregate value of transaction:  N/A


1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:  N/A
         (2)      Form, Schedule or Registration Statement No.:  N/A
         (3)      Filing Party:  N/A
         (4)      Date Filed: N/A

4410_1

                             Williams Controls, Inc.

                    Notice of Annual Meeting of Stockholders
                         to be held on February 16, 1996


The Annual Meeting of Stockholders of Williams Controls, Inc. (the "Company") will be held at the offices of Aptek Williams, Inc. located at 700 NW 12th Avenue, Deerfield Beach, Florida 33442, on Friday, February 16, 1996 at 10:00 a.m., Eastern Standard Time, for the following purposes:

         1. To elect two Class III directors for three-year terms expiring in 1999. (To be elected, a nominee must have more shares cast in his favor than shares for which voting authority is withheld.)

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders holding shares of Common Stock of record at the close of business on January 15, 1996, will be entitled to receive notice of and vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in the Proxy Statement.

By Order of the Board of Directors,

Dale J. Nelson
Secretary


January 17, 1996
Portland, Oregon

4410_1

                                 Proxy Statement
                     for 1996 Annual Meeting of Stockholders

                               General Information

This Proxy Statement is furnished to stockholders of Williams Controls, Inc. (the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Friday, February 16, 1996 at the offices of Aptek Williams, Inc. located at 700 NW 12th Avenue, Deerfield Beach, Florida 33442, at 10:00 a.m., Eastern Standard Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card (collectively, the "Proxy Materials") will be first sent to stockholders on or about January 23, 1996.

As of the close of business on January 15, 1996, the record date for entitlement to notice of and vote at the Annual Meeting, the Company had outstanding
17,319,987 shares of common stock, $.01 par value per share (the "Common Stock"). The presence, in person or by proxy, of holders of one-third of the shares of Common Stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

Each share of Common Stock outstanding on the record date is entitled to one vote on each matter presented at the Meeting. To be elected as a director, a nominee must have more shares cast in his favor than shares for which voting authority is withheld.

Abstentions will be treated as shares present or represented and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. As to any shares a broker indicates on its proxy that it does not have the authority to vote on any particular matter because it has not received direction from the beneficial owner thereof, said shares will not be counted as voting on the particular matter.

A stockholder who gives his proxy may revoke it at any time before it is voted by giving notice of the revocation thereof to the Secretary of the Company, by filing another proxy with said Secretary or by attending the Meeting and voting in person. All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received in time, will be voted in accordance with the instructions of the beneficial owners contained thereon.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply

4410_1
proxy materials to the beneficial owners of the Company's Common Stock for whom they hold shares and will reimburse them for their reasonable expenses in so doing.


                       Proposal 1 - Election of Directors

The Company's Certificate of Incorporation provides for three classes of directors with staggered terms of office. Nominees of each class serve for terms of three years and until the election and qualification of their successors or until their resignation, death, disqualification or removal from office.

The Board of Directors consists of five members, including two Class I directors whose terms expire in 1998, one Class II director whose term expires in 1997 and two Class III directors whose terms expire in 1996. At the Meeting, two Class III directors will be elected to serve three-year terms expiring in 1999. The nominees for Class III directors are R. William Caldwell and Stanley V. Intihar, both of whom presently serve on the Board of Directors of the Company.

Directors are elected by a plurality of the votes cast. Unless you withhold authority to vote for a nominee, your proxy will be voted for the election of Mr. Caldwell and Mr. Intihar.

If either Mr. Caldwell or Mr. Intihar becomes unavailable to serve as a director, discretionary authority may be exercised by the proxy holders named in the accompanying proxy card to vote for a substitute nominee or nominees proposed by the Board of Directors. Neither management nor the Board of Directors knows of any reason why either nominee would be unavailable to serve on the Board of Directors.

                                                                                                       First Year
                                                                  Positions and                          Elected
Name                                        Age               Offices with Company                      Director
----                                        ---               --------------------                     ----------
NOMINEES:

Class I
Terms Expire 1996

R. William Caldwell                         78                      Director                              1994

H. Samuel Greenawalt                        66                      Director                              1994


4410_1


                                                                                                       First Year
                                                                  Positions and                          Elected
Name                                        Age               Offices with Company                      Director
----                                        ---               --------------------                     ----------
CONTINUING DIRECTORS:

Class II
Term Expires 1997

Timothy S. Itin                             37                Director                                       1994

Class III
Terms Expire in 1998

Thomas W. Itin                              61                President, Chairman of the                     1988
                                                              Board, Chief Executive
                                                              Officer and Treasurer

Stanley V. Intihar                          61                Senior Vice President                          1992
                                                              and Director


R. William Caldwell has been a director of the Company and a member of the Audit and Compensation Committees of the Board of Directors since March 1994. Mr. Caldwell has been retired since 1975. He presently serves as a director of the Michigan State University Foundation, a director and secretary/treasurer of Neogen Corporation of East Lansing, Michigan, a limited partner of Doan Associates of Midland, president and a director of Dow consultants and a director of the Chemical Bank and Trust Company of Midland. From 1963 until 1967 Mr. Caldwell served in a variety of positions with Dow Corning Corporation, a multibillion dollar worldwide chemical company, including director of Toray Silicone Company, Ltd, Toyko, Japan, Societe Industrgrielle des Silicones, Paris, France, and Midland Silicones, London, United Kingdom; chairman of Molykote, GmbH, Munich, Germany and Arnet Industries, Ltd., Canada; president and chairman of Dow Corning Silicones, Ltd., Canada; chairman of Dow Corning International, Ltd.; and corporate vice president of Dow Corning Corporation, Midland, Michigan. From 1967 to 1968 he served as the assistant general manager, Pharmaceutical, Agricultural and Consumer Product Department, Dow Chemical, in Midland, Texas. From 1968 to 1974 he served as director of Dow Chemical, SpA, Milan, Italy, president and director A.P.E.S.A., Luxembourg, president and director of Worldwide Operations, Gruppo Lepetit, SA, Italy. From 1974 until his retirement in 1975 he served as executive vice president of Dow Lepetit, Ltd., Milan, Italy and Midland, Texas. Mr. Caldwell received a bachelor of science degree in

4410_1
chemical engineering from Michigan State University and graduated from the Harvard School of Business Administration, Advance Management Program.

Stanley V. Intihar has been a Director of the Company since December 1992 and has served as Senior Vice President of the Company since March 1994. Since September 1994, at the request and on behalf of the Company, Mr. Intihar has served as a member of the Board of Directors of Ajay Sports, Inc. From November 1991 until March 1994, Mr. Intihar was an independent consultant. From January 1988 to November 1991, Mr. Intihar held various offices with Park Ohio Industries, Inc., including President and Chief Operating Officer and Chairman of the Board and Chief Executive Officer. From 1958 to 1988, Mr. Intihar was employed by TRW, Inc., a publicly-held corporation, in a variety of executive positions including Vice President and General Manager Engine Components Worldwide, and Vice President Corporate Planning and Development Staff. Since 1978 Mr. Intihar has been a Director of Horsburgh & Scott Co., a private company. Mr. Intihar received a B.S. degree in Mechanical Engineering from Cornell University and graduated from the Harvard School of Business, Advanced Management Program.

Timothy S. Itin has served as a director of the Company and a member of the Audit and Compensation Committees of the Board of Directors since March 1994. Since January 1996, Mr. Itin has been a general partner in the investment banking firm of Volpe, Welty & Company located in San Francisco, California. From 1991 through 1995, Mr. Itin was a managing director of Jensen Securities, a Pacific Northwest institutional brokerage firm located in Portland, Oregon, and he served on Jensen's management committee. From 1989 to 1991, he was employed by Laurel Management Partners, a money management affiliate of Montgomery Securities. From 1983 to 1989, Mr. Itin was a limited partner of Montgomery Securities and worked in the field of investment banking, institutional trading and full service brokerage in San Francisco. Currently, Mr. Itin is a Chartered Financial Analyst (CFA) candidate. Mr. Itin received a B.A. degree in economics from Dartmouth College.

Thomas W. Itin has been Chairman of the Board and Chief Executive Officer of the Company since March 1989 and a Director since inception of the Company in November 1988. In addition, Mr. Itin was elected President and Treasurer of the Company in June 1993. Mr. Itin has been Chairman, President and owner of TWI International, Inc. ("TWI") since he founded that entity in 1967. TWI acts as consultant for mergers, acquisitions, financial structuring, new ventures and asset management. Mr. Itin also is the owner and principal officer of Acrodyne Corporation. In addition, Mr. Itin is Chairman of the Board and President of LBO Capital Corp. and Ajay Sports, Inc., both of which are publicly-held corporations. Mr. Itin was co-founder of Roadmaster Industries, Inc. in 1987 and served as a director thereof from October 1987 until June 1993. From December 1987 until October 1993, Mr. Itin was an officer and director of Compusonics Video Corp. From 1957 to 1962

4410_1

Mr. Itin was employed by Mobil Oil Corporation in New York and overseas. Mr. Itin received a B.S. degree from Cornell University and was awarded a Masters of Business Administration degree from New York University.

H. Samuel Greenawalt has served as a director of the Company and a member of the Audit Committee of the Board of Directors since March 1994. From 1987 until his retirement in June 1994, Mr. Greenawalt served as Senior Vice President, Business Development, for Michigan National Bank in Detroit, Michigan. Mr. Greenawalt continues to provide consulting services to Michigan National Bank. From 1958 to 1987, Mr. Greenawalt served in various commercial lending capacities at Michigan National Corporation. From 1954 to 1958, he was with the investment firm of McNaughton-Greenawalt Company. Since June 1993, Mr.
Greenawalt has served as a director of Enercorp, Inc., a publicly traded business development company which owns approximately 11.2% of the Common Stock of the Company. Mr. Greenawalt received a bachelor of science degree from the Wharton School of the University of Pennsylvania, and is a graduate of the University of Wisconsin Banking School.

During the fiscal year ended September 30, 1995, the Board of Directors held a total of five meetings and acted by unanimous written consent five times. The Board of Directors maintains an Audit Committee and a Compensation Committee. There is no standing nominating or similar committee of the Board of Directors. The members of the Audit Committee are H. Samuel Greenawalt, R. William Caldwell and Timothy S. Itin. The Audit Committee primarily reviews internal accounting procedures and oversees the review and engagement of the Company's independent accountants. The Audit Committee met two times during the year. The members of the Compensation Committee are R. William Caldwell and Timothy S. Itin. The Compensation Committee primarily reviews and sets compensation paid to the Company's executive officers and directors and administers the Company's 1993 Stock Option Plan. The Compensation Committee met two times during the year. Each director attended more than 75% of the meetings of the Board of Directors and the Audit and Compensation Committees during the period which he served.

Timothy S. Itin is the son of Thomas W. Itin. There are no other family relationships between any director, executive officer or nominees for director of the Company.


                        Executive Officers of the Company

The following table sets forth, as of January 5, 1996, the names and ages of the Company's executive officers, including all positions and offices held by each such person. These officers serve at the pleasure of the Board of Directors.


4410_1


         Name                            Age                  Position
         ----                            ---                  --------
         Thomas W. Itin                     61                President, Chairman of the Board, Chief
                                                              Executive Officer and Treasurer

         Stanley V. Intihar                 61                Senior Vice President and a Director

         Dale J. Nelson                     34                Chief Financial Officer, Controller and
                                                              Secretary

For information regarding Mr. Itin and Mr. Intihar, see their biographies above.

Dale J. Nelson has been Chief Financial Officer, Controller and Secretary of the Company since October 1991. From December 1990 to October 1991, Mr. Nelson served as Assistant Controller of the Company. From 1984 to 1989 Mr. Nelson was employed by KPMG Peat Marwick in the Portland, Oregon office as a senior accountant. Mr. Nelson received a B.S. degree from the University of Idaho and an M.B.A. degree from Portland State University. Mr. Nelson is a member of the American Institute of Certified Public Accountants and the Oregon Society of Certified Public Accountants.

                             Executive Compensation

Summary Compensation Table

The table below sets forth the compensation received by the Chief Executive Officer of the Company for the past three fiscal years. No other executive officers of the Company received in excess of $100,000 during the fiscal year ended September 30, 1995. The Company has no restricted stock award or long-term incentive plans.

                                                 Annual Compensation               Long-term
                                                                   Other Annual   Compensation          Any Other
     Name and                           Salary        Bonus        Compensation      Options          Compensation
Principal Position            Year       ($)           ($)              ($)            (#)                 ($)
------------------            ----      ------        -----        ------------   -------------       ------------
Thomas W. Itin                1995      150,000             --                --         --                --
Chief Executive               1994      150,000        100,000                --    150,000(1)             --
  Officer                     1993      150,000         75,000                --    150,000(1)             --

----------

(1) These options were issued to Acrodyne Corporation, a company owned by Mr. Itin.

4410_1

Options/SAR Grants

During 1995, no options or stock appreciation rights were granted to the executive officer named in the Summary Compensation Table.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

The table below summarizes options exercised during 1995 and year-end option values of the named executive officer listed in the Summary Compensation Table.


                                                                                               Value of
                                                            Number of Securities              Unexercised
                                                                 Underlying                  In-the-Money
                                                             Unexercised Options          Options at Year-end
                            Shares                               at Year-end (#)                  ($)
                           Acquired          Value           -------------------          -------------------
                          on Exercise       Realized             Exercisable/                  Exercisable/
Name                           #               ($)               Unexercisable                Unexercisable
----                      -----------       --------         -------------------          -------------------
Thomas W. Itin              --                  --               425,500(1)/75,000             1,049,246/8,434

----------

(1) Of these options 350,000 are held by Acrodyne Corporation, a company owned by Mr. Itin.

Compensation of Directors

The directors of the Company are paid $500 for each Board of Directors Meeting attended and are reimbursed reasonable costs incurred to attend the meetings.

In February 1995 R. William Caldwell, H. Samuel Greenawalt and Timothy S. Itin, the non-employee directors of the Company, each received non-statutory stock options exercisable for ten years to purchase up to 10,000 shares of Common Stock for $3.63 per share. These stock options were granted automatically under the 1995 Stock Option Plan for Non- Employee Directors at 100% of the fair market value of the Common Stock on the date of grant.

Employment Contracts and Termination of Employment and Change in Control Arrangements

In 1994, the Company agreed to enter into a five-year employment contract with Mr. Itin under which he serves as Chief Executive Officer at a minimum salary of $150,000 per year.

4410_1

Under this arrangement, the Company may terminate Mr. Itin's employment only for cause. No definitive agreement has been signed with respect to this employment arrangement.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers.

The Company's compensation philosophy is designed to achieve long-term growth in stockholder value. The Company's compensation policies are intended to attract, retain and motivate highly qualified executives who support a performance-oriented environment that rewards achievement based upon the Company's performance and the individual's contribution and performance.

There are three main components in the Company's executive compensation program: base salary, annual bonus incentive and long-term incentive.

Base Salary. The base salary of each executive officer of the Company is measured against the median base pay level for positions with comparable functional responsibilities at companies with sales that are comparable in size to the Company's sales. Executive salaries are reviewed but not necessarily increased annually. Salary adjustments may be made by the Committee to recognize individual contribution and performance or to reflect an increased scope of responsibilities.

Annual Incentive. Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer.

The Company has implemented an annual incentive bonus which provides executive officers and other key management employees the opportunity to earn annual incentive bonuses. As a pay-for-performance plan, the annual incentive bonus is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to two performance components: (1) corporate and/or operating unit financial performance (specific measurements are defined each year and threshold and payout levels are established to reflect the Company's objectives); (2) management's overall assessment of an executive officer's performance. These goals and objectives are reviewed and approved by the Committee. Under the guidelines adopted by the Committee, executive officers are eligible to receive up to 75% of their salary as an annual bonus, depending on actual earnings performance compared to target earnings goals.

4410_1

Long-Term Incentive. The Company utilizes stock options as a long-term incentive to reward and retain employees. The Committee believes that these programs serve to link management and stockholder interests and to motivate executive officers to make long-term decisions that are in the best interest of the Company and the stockholders. The Committee also believes that executive officers and other key employees should have significant ownership of the Company stock. As a group, executive officers and directors own approximately 28.2% of the outstanding Common Stock. In particular, Mr. Itin, the Company's Chairman and Chief Executive Officer, together with his affiliates, owns approximately 26.7% of the outstanding Common Stock.

The Committee believes that stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. Stock options are granted from time-to-time, generally on an annual basis, based upon recommendations from management and the Committee. In general, stock options vest over four years and employees must be employed by the Company at the time of vesting in order to exercise the options. As the stock options are granted at the fair market value on the date of grant, the Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price, that is, only to the extent that stockholders as a whole have benefitted.

It is the opinion of the Committee that this compensation program provides features which appropriately align the Company's executive compensation with corporate performance and the interest of its stockholders.

                                                             R. William Caldwell
                                                                 Timothy S. Itin

4410_1

Performance Graph

The graph below compares the percentage changes in the Company's cumulative stockholder return on its Common Stock for the five-year period ended September 30, 1995, with the cumulative total return of the NASDAQ Stock Market (US Companies) and a peer index of the NASDAQ Stocks - Motor Vehicles and Motor Vehicle Equipment companies.

                Comparison of Fiver Year-Cumulative Total Returns
                             Performance Graph for
                            Williams Controls, Inc.

Prepared by the Center for Research in Security Prices Produced on 01/02/96 including data to 09/29/95.

          Company  Market    Peer
  Date     Index    Index    Index
09/28/90  100.000  100.000  100.000
10/31/90   95.969   96.060   91.751
11/30/90   95.969  105.227   95.705
12/31/90   92.770  109.785   99.047
01/31/91   70.377  121.954  112.297
02/28/91   76.775  133.685  114.865
03/28/91  102.367  142.630  118.802
04/30/91  108.765  143.533  119.184
05/31/91  105.566  150.122  137.201
06/28/91  109.819  140.979  131.127
07/31/91   93.437  149.325  136.726
08/31/91   85.118  156.748  142.020
09/30/91   71.888  157.325  138.463
10/31/91   73.525  162.544  138.126
11/29/91   69.646  157.094  135.899
12/31/91   88.482  176.274  137.305
01/31/92   89.558  186.583  157.702
02/28/92   90.634  190.811  184.087
03/31/92   88.482  181.805  177.831
04/30/92   76.798  174.009  183.277
05/29/92   81.238  176.270  194.529
06/30/92   86.103  169.378  186.696
07/31/92   77.404  175.377  183.241
08/31/92   68.525  170.018  171.348
09/30/92   64.130  176.338  168.274
10/30/92   86.284  183.283  174.614
11/30/92   90.588  197.865  182.268
12/31/92  100.589  205.150  192.768
01/29/93  152.566  210.990  203.492
02/26/93  153.687  203.119  202.898
03/31/93  154.809  208.999  223.250
04/30/93  171.992  200.079  216.945
05/28/93  250.264  212.031  219.773
06/30/93  260.853  213.012  232.810
07/31/93  301.289  213.266  230.328
08/31/93  347.794  224.288  237.608
09/30/93  349.187  230.967  237.678
10/29/93  343.052  236.166  246.062
11/30/93  347.320  229.134  243.043
12/31/93  514.549  235.520  253.010
01/31/94  553.140  242.661  275.851
02/28/94  778.255  240.452  266.683
03/31/94  604.595  225.676  238.136
04/29/94  701.073  222.757  242.418
05/31/94  630.322  223.275  236.391
06/30/94  566.004  215.119  223.162
07/29/94  514.549  219.518  235.523
08/31/94  553.140  233.508  238.720
09/30/94  643.186  232.886  231.814
10/31/94  591.731  237.448  232.474
11/30/94  630.322  229.534  221.238
12/31/94  720.368  230.176  230.658
01/31/95  720.368  231.402  229.244
02/28/95  765.391  243.611  237.527
03/31/95  713.936  250.848  235.949
04/30/95  720.368  258.716  245.169
05/31/95  643.186  265.399  251.116
06/30/95  668.913  286.866  250.084
07/31/95  681.777  307.914  254.826
08/31/95  707.504  314.183  246.264
09/29/95  688.209  321.412  237.666


Notes:

     A. The above table represent monthly index levels derived from compounded daily returns that include all dividends.

     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

     D. The index level for all series was set to $100.0 on 09/28/90.

4410_1

         Security Ownership of Certain Beneficial Owners and Management

The table below sets forth, as of January 5, 1996, the number of shares of Common Stock beneficially owned by each director and each executive officer of the Company named in the Summary Compensation Table, named individually, all executive officers and directors as a group and all beneficial owners of more than five percent of the Common Stock. The following stockholders have sole voting and investment power with respect to their holdings unless otherwise noted.

                                                               Amount
Name and address                                            beneficially                          Percent
of beneficial owner                                             owned                            of class*
-------------------                                         ------------                         ---------
Thomas W. Itin (1)(2)(3)                                      4,737,600                             26.7
7001 Orchard Lake Rd., Ste. 424
West Bloomfield, MI  48322-3608

Enercorp, Inc. (4)                                            1,977,500                             11.2
7001 Orchard Lake Rd., Ste. 426
West Bloomfield, MI  48322-3608

Acrodyne Corporation (5)                                      1,200,000                              6.8
7001 Orchard Lake Rd., Ste. 424
West Bloomfield, MI  48322-3608

Dale J. Nelson (2)(8)                                           545,617                              3.2
14100 SW 72nd Avenue
Portland, OR  97224

H. Samuel Greenawalt (3)(7)                                     147,500                               **
7001 Orchard Lake Rd., Ste. 424
West Bloomfield, MI  48322-3608

Stanley V. Intihar (6)                                           90,000                               **
5333 Northfield Road
Cleveland, OH  44146

Timothy S. Itin (7)                                              17,500                               **
1 Maritime Plaza, 11th Floor
San Francisco, CA  94111

R. William Caldwell (7)                                           7,500                               **
515 McDonald Street
Midland, MI   48640


4410_1


                                                               Amount
Name and address                                            beneficially                          Percent
of beneficial owner                                             owned                            of class*
-------------------                                         ------------                         ---------

All executive officers                                        5,015,717                             28.2
and directors as a group
(six persons)

----------

*        Based upon 17,319,987 shares outstanding.
**       Less than one percent.

(1) Includes 75,000 shares of Common Stock issuable upon exercise of presently exercisable stock options held by Mr. Itin. Also includes 1,524,000 shares of Common Stock and 350,000 shares issuable upon the exercise of stock options beneficially owned by family members and affiliates of Mr. Itin, including ownership of Acrodyne Corporation and/or its affiliates which also is reported separately in this table. Acrodyne Corporation is owned by TWI and TWI is owned by a Michigan co-partnership of which Mr. Itin is the sole equity owner. Also includes 390,600 shares owned by certain trusts for which Mr. Itin's spouse serves as trustee. Neither Mr. or Mrs. Itin are beneficiaries of these trusts, and they disclaim beneficial ownership of the 390,600 shares owned by the trusts.

(2) Includes 530,000 shares of Common Stock owned by the Company's Employee Stock Ownership Plan Trust (the "ESOP"), of which Messrs. Itin and Nelson are the trustees. As the trustees, Messrs. Itin and Nelson share voting and dispositive power over the securities owned by the ESOP. Messrs. Itin and Nelson disclaim beneficial ownership of these shares.

(3) Does not include the ownership by Enercorp, Inc. as reported separately in this table. Mr. Itin owns approximately 16.4% of the outstanding voting securities of Enercorp, Inc. Mr. Greenawalt is a director of Enercorp, Inc. and owns approximately 2.4% of its outstanding voting securities.

(4) Includes 387,500 shares issuable upon exercise of presently exercisable stock options.

(5) See note (1) above regarding the ownership of Acrodyne Corporation. Mr. Itin may be deemed to be a beneficial owner of the shares of Common Stock owned by Acrodyne Corporation and its affiliates and, therefore, these shares are included in the ownership reported for Mr. Itin in this table.

(6)      Includes 20,000 shares underlying currently exercisable stock options.

(7)      Includes 5,000 shares underlying currently exercisable stock options.

(8) Includes 5,417 shares which had been allocated at December 31, 1994 to participant accounts under the Company's 401(k) and employee stock ownership plans and 10,000 shares underlying currently exercisable stock options owned by Mr. Nelson.


                      Compliance with Section 16(a) of the
                         Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten- percent shareholders are required by the SEC regulation to furnish the Company with copies of Section 16(a) forms they file.


4410_1

Based solely on review of the copies of such forms furnished to the Company, or written representations of the reporting persons, the Company has determined that all required reports were timely filed during the year. Subsequent to year end, one director, H. Samuel Greenawalt, filed one late report involving two transactions effected after September 30, 1995.


                 Certain Relationships and Related Transactions

Enercorp, Inc. is a publicly-held business development company which beneficially owns approximately 11.2% of the Company's Common Stock. Enercorp provides management consulting services to the Company on an as-needed basis for which the Company reimburses Enercorp's reasonable costs related thereto. In May 1995 the Company granted Enercorp a stock bonus of 30,000 shares and an option exercisable for five years to purchase up to 25,000 shares of Common Stock for $3.63 per share, representing the market price of the Common Stock on the date of grant. These securities were issued as compensation for management consulting services provided to the Company in connection with acquisitions completed during 1995. Thomas W. Itin, Chairman of the Board and Chief Executive Officer of the Company, owns approximately 16.4% of the common stock of Enercorp.

During 1994 the Company provided a $7,000,000 revolving loan facility to Ajay Sports, Inc. ("Ajay") for Ajay's operating subsidiary. Ajay manufactures and distributes golf and billiard accessories primarily to retailers throughout the United States. The loan to Ajay was recorded as a note receivable, affiliate in the Consolidated Balance Sheets. In July 1995 Ajay obtained an $8,500,000 credit facility from a bank which was used to pay off the revolving loan provided by the Company. The Company has guaranteed Ajay's $8,500,000 bank credit facility and is charging Ajay a fee of 1/2 of 1% per annum of the outstanding loan amount for providing this guaranty. The Chairman and President of the Company is also Chairman and President of Ajay, and has guaranteed Ajay's obligation to the Company under the loan guaranty.

In exchange for the Company providing interim financing, the Company received options to purchase up to 15,228,520 shares of Ajay common stock (which would represent approximately 45% of Ajay's then outstanding common stock) and received manufacturing rights in certain Ajay facilities through 2002 under a joint venture agreement. In October 1994, the Company exercised options at $.34 per share to purchase 4,117,647 shares of Ajay common stock. At September 30, 1995 the Company has vested options to acquire 11,110,873 shares of Ajay common stock at prices ranging from $.34 to $.50 per share.

In October 1995 Ajay increased its bank line from $8,500,000 to $13,500,000 and the Company increased its guaranty of this loan from a maximum of $8,500,000 to $13,500,000. The Chairman and President of the Company, who also is Chairman and President of Ajay, correspondingly increased his guaranty to the Company from
$8,500,000 to $13,500,000. The increase allowed Ajay to complete two acquisitions. All other terms of the agreement

4410_1
between the Company and Ajay remained as described above. At December 31, 1995, Ajay had outstanding approximately $10,900,000 under its bank line.


                         Independent Public Accountants

The Company's financial statements for the fiscal year ended September 30, 1995 were audited by Gelfond Hochstadt Pangburn & Co. ("Gelfond Hochstadt"). The Board of Directors has selected Gelfond Hochstadt as the Company's independent public accountants for the fiscal year ending September 30, 1996. Representatives of Gelfond Hochstadt are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.


                              Stockholder Proposals

All proposals of stockholders intended to be included in the proxy statement to be presented at the next annual meeting of stockholders must be received at the Company's corporate offices at 14100 SW 72nd Avenue, Portland, Oregon 97224,
Attention: Corporate Secretary, on or before September 20, 1996.


                                 Other Business

Management does not know of any other business to be brought before the Meeting. If any such matters are brought before the Meeting, the proxies named in the enclosed form of proxy will vote proxies received by them as they deem best with respect to all such matters.


                                  Annual Report

The Company's 1995 Annual Report and its Annual Report on Form 10-K for the fiscal year ended September 30, 1995 are being sent to all stockholders with this Proxy Statement but are not incorporated herein by reference and are not to be considered a part of the Proxy Materials.


By Order of the Board of Directors,

Dale J. Nelson
Secretary

4410_1

PROXY                                                                      PROXY
                             WILLIAMS CONTROLS, INC.

                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                FEBRUARY 16, 1996

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Williams Controls, Inc. (the "Company") hereby appoints Thomas W. Itin and Dale J. Nelson, and each of them proxies to represent, with full power of substitution, at the 1996 Annual Meeting of Stockholders to be held at the offices of Aptek Williams, Inc. at 700 NW 12th Avenue, Deerfield Beach, Florida 33442, on Friday, February 16, 1996 at 10:00 a.m., Eastern Standard Time, and at any postponements or adjournments thereof.

1.  ELECTION OF DIRECTORS

__   FOR both nominees listed below     __   WITHHOLD AUTHORITY to vote for both
     (except as marked to the contrary)      nominees listed below

(INSTRUCTION: To withhold authority to vote for either individual nominee, strike a line through the nominee's name in the list below)

Nominees for Class III directors:  R. William Caldwell and Stanley V. Intihar

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees for Class III directors.

Please correct address if necessary:
                                         Date ____________________________, 1996
                                         _______________________________________
                                         _______________________________________
                                         Signature(s) of Stockholder(s)

NOTE: Signature should agree with name on stock certificate as printed hereon. Executors, administrators, trustees, and other fiduciaries should so indicate when signing.

Please check if you intend to be present at the Meeting  ____

          PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY.